UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 8, 2006

ABLEAUCTIONS.COM, INC.

(Exact name of Registrant as specified in charter)

Florida

000-28179

59-3404233

(State or other jurisdiction

           (Commission File Number)

(IRS Employer

of incorporation)

Identification Number)

Suite 2000 - 1963 Lougheed Highway

Coquitlam, British Columbia Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code:  604-521-3369

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management.  When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements.  Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 12.

Results of Operations and Financial Condition.

On August 8, 2006, the Registrant announced financial results for the quarter ended June 30, 2006.  A copy of the press release is attached hereto as an exhibit.

Item 7.

Financial Statements and Exhibits.

99.1

Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABLEAUCTIONS.COM, INC.

Abdul Ladha

Abdul Ladha, Chief Executive Officer

Dated:  August 7, 2006

Exhibit 99

PRESS RELEASE

ABLEAUCTIONS REPORTS SECOND QUARTER 2006 RESULTS

OJAI, CALIFORNIA – August 8, 2006 – Ableauctions.com Inc.  (AMEX: AAC) (the “Company”) today announced the results of operations for the quarter ended June 30, 2006.

Revenues

During the three months ended June 30, 2006, the Company reported revenue of $1,802,774, compared to revenue of $613,849 during the same period in 2005, an increase of 194%.  The increase in revenues was attributable primarily to an increase in revenues earned from the Company’s liquidation services.

Revenues from the Company’s online auction business for the three months ended June 30, 2006 increased by almost 30% from the previous quarter, and increased by over 70% compared to the same period in 2005.

The number of live auction sessions facilitated by the Company during the three months ended June 30, 2006 increased by almost 66% from the previous quarter, and increased by over 75% compared to the same period in 2005.  The Company’s database of registered bidders for live auctions grew by 18% in the second quarter and the Company’s client base grew by 5% in the second quarter.

For the six months ended June 30, 2006, the Company reported revenues of $3,841,926 compared to revenues of $1,763,593 during the same period in 2005, an increase of $2,078,333 or 118%.

Cost of sales for the quarter ended June 30, 2006 was $1,159,441 or 64% of revenues during the three-month period ended June 30, 2006, compared to $332,461 or 54% of revenues during the same period in 2005.  The increase in the cost of sales as a percentage of revenue is attributed to the lower gross profit margins realized from the operations of the Company’s liquidation services, as compared to its online auction business.

Gross profits were $643,333, or 36% of revenues for the three-month period ended June 30, 2006, compared to $281,388 or 46% of revenues for the same period in 2005.  The decrease in gross profit as a percentage of revenue is also attributed to the performance of the Company’s liquidation services, which realizes lower gross profit margins than its online auction business. Future gross profit margins may vary considerably from quarter-to-quarter depending on the performance of the Company’s various divisions.

During the three-months ended June 30, 2006, operating expenses were $721,966 or approximately 40% of revenue, resulting in an operating loss of $124,912 after depreciation and amortization, compared to operating expenses of $345,513 or approximately 56% of revenue for the three months ended June 30, 2005, resulting in an operating loss of $98,194 after depreciation and amortization.  The increases in operating expenses were incurred in conjunction with the Company’s growth and are primarily due to increases in personnel (commissions, salaries and benefits, management fees) and professional (accounting and legal) expenses.  While the Company has maintained overall profitability over the last three fiscal years, not all of its operations achieve positive operating results.  The Company still incurs losses from certain operations, such as the auctions it conducts for the NAA, that are in the development stage.  The Company is able to maintain positive cash flow from the revenues that are produced by its other operations and from the interest and dividends earned by its investments.  Management’s   objective is to attain profitability in all of the Company’s operations and fund its expansion program from the interest and dividends earned by its investments.  The Company expects operating costs to remain high as it expands operations, programs, projects and the staff to accommodate its growth.

 Net Income

The Company reported net income of $39,770 for the quarter ended June 30, 2006, compared to a net income of $47,801 during the same period in 2005, and net income of $180,080 for the six-month period ended June 30, 2006 compared to a loss of $121,762 during the same period in 2005.

Shareholder’s Equity

Shareholders’ equity, defined as the carrying amount of the Company’s assets minus its liabilities, increased to $13,304,319 at June 30, 2006 compared to $12,789,331 at December 31, 2005.

Looking forward, management continues to look for innovative ways to enhance its business, especially in the live auctions segment.  While the Company has not been successful in finding suitable companies to acquire, it continues its search while expanding its operations organically.   In order to increase shareholder value, the Company will continue to invest any excess capital it has including, if it deems it to be in the best interests of its shareholders, repurchasing and retiring some of its stock in the marketplace.

The Company’s objective is to become a leading provider of liquidation and merchandising services.  Management believes that the Company’s long term success in this area of our business depends on its continued innovation and integration of technologies and services for auctioneers and liquidators worldwide.